Exhibit 99.1

MARTIN MIDSTREAM PARTNERS
COMPLETES SULFUR PROCESSING ACQUISITION – ANNOUNCES CONSTRUCTION OF ORGANIC GROWTH PROJECT

     KILGORE, Texas, April 21, 2005 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that on April 20, 2005, it acquired the operating assets and sulfur inventories of Bay Sulfur Company located at the Port of Stockton, California, for approximately $6.0 million.

     In addition, Martin Midstream announced today that construction has commenced on a new $14.0 million sulfur processing facility at its Port Neches deep water marine terminal near Beaumont, Texas. This new facility, when complete, will include sulfur processing, dry bulk storage and ship loading assets.

     Both of these facilities will process molten sulfur into pellets which will be stored at the facilities until they are loaded onto ships and barges for delivery to customers. The majority of the revenue generated by these assets will be fee based processing revenue from large customers.

     Ruben S. Martin, President and CEO of Martin Midstream GP LLC, our general partner, stated “the acquisition of the Bay Sulfur assets is a great fit and a natural extension of our terminalling business segment. We expect the Bay Sulfur acquisition to be immediately accretive to our distributable cash flow. In addition, the construction of the new sulfur processing, storage and loading assets at our Neches terminal is an organic growth opportunity that will also add accretive cash flow upon its completion”.

About Martin Midstream Partners

     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.